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                                                                Exhibit 4(e)

                                 [METLIFE LOGO]
                       Metropolitan Life Insurance Company

                                 A Stock Company
                   One Madison Avenue, New York, NY 10010-3690

                       TRADITIONAL IRA/SEP TAX ENDORSEMENT

This Endorsement forms a part of the contract to which it is attached and is effective as of the issue date, or a date that a provision is required under the Code, if later. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control.

1.       This contract is not transferable.

2. This contract, and the benefits under it, cannot be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

3.       The owner is the annuitant.

4.       The annuitant's entire interest in this contract is nonforfeitable.

5. This contract is established for the exclusive benefit of the annuitant and the annuitant's beneficiary(ies).

6.       Contributions

         Subject to the minimum amount established by us, this contract will only accept a single contribution which must consist of:

         (a) A rollover contribution or a non-taxable transfer (as permitted by Code sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16)), or a
             contribution under a Simplified Employee Pension (SEP) under section 408(k).

         (b) The contract may also accept (as part of the single contribution, at the time the single contribution is made) an additional cash contribution not exceeding:

                  $3,000 for any taxable year beginning in 2002 through 2004;

                  $4,000 for any taxable year beginning in 2005 through 2007;
                  and

                  $5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 209(b)(5)(C). Such adjustments will be in multiples of $500.

         (c) In the case of an individual who is 50 or older, the cash contribution limit specified in (b) above is increased by:

                  $500 for any taxable year beginning in 2002 through 2005; and

                  $1,000 for any taxable year beginning in 2006 and years thereafter.

         (d) No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on


Form RS-TXEN-IRA/SEP
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                  the date the individual first participated in that employer's
                  SIMPLE plan.

7.       Income Payments and Required Distributions

         (a) The distribution of the annuitant's interest in the contract shall be made in accordance with the requirements of Code section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference.

         (b) Income payments and distributions under the contract must commence to be distributed, no later than the first day of April following the calendar year in which the annuitant attains age 70 1/2, (the "required beginning date"), over (a) the life of the annuitant, or the lives of the annuitant and his or her designated beneficiary within the meaning of section 401(a)(9) ("designated beneficiary"), or (b) a period certain not extending beyond the life expectancy of the annuitant, or the joint and last survivor expectancy of the annuitant and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in the Q&As 1 and 4 of section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A 2 of section 1.401(a)(9)-6T.

         (c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

         (d) The first required payment can be made as late as April 1 of the year following the year the individual attains 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

         (e) To the extent permitted in the Income Tax Regulations (including A-1 (e) of Reg. Section 1.401(a)(9)-5) this contract may also be purchased after the required beginning date to satisfy minimum distribution requirements.

         (f) The interest in the contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As 7 and 8 of section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

         (g) The required minimum distribution for the year the annuitant attains age 70 1/2 can be made as late as April 1 of the following year. The required minimum distribution for any other year must be made by the end of such year.

         (h) The account value prior to the time that income payments irrevocably commence (except for acceleration) includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of section 1.408-8 of the Income Tax Regulations.

         (i) An annuitant shall be permitted to withdraw the required distribution in any year from another individual retirement account or annuity maintained for the benefit of the annuitant in accordance with Q&A-9 of section 1.408-8 of the Income Tax Regulations. The annuitant shall be responsible for determining whether the minimum distribution requirements are met.

8. If the annuitant dies after income payments have begun, the following rules apply

         (a) where distributions have begun under a permissible income annuity option, the remaining portion of such interest will continue to be distributed under the annuity option chosen.

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         (b)      if distributions have begun in a form other than a permissible annuity payment option

                  (i) The Federal income tax law requires payments to be made over a period not extending beyond the remaining life expectancy of the designated beneficiary as provided in the Single Life Table in Q&A 1 of section 1.401(a)(9)-9 of the Income Tax Regulations (or over a period no longer than the remaining life expectancy of the annuitant in the year of death, if longer, or where there is no designated beneficiary). Payments must commence no later than December 31st of the calendar year following the calendar year of the annuitant's death.

                  (ii) If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's (or annuitant's) age in the year of the annuitant's death, reduced by one (1) for each subsequent year.

                  (iii) For any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. life expectancy for distributions under a term certain or guaranteed annuity payment option available under the contract may not be recalculated.

                  (iv) Income payments and other distributions under this contract paid to a beneficiary of an IRA may satisfy these rules to the extent the contract satisfies the requirements of the income tax regulations as a permissible annuity.

         (c) Distributions are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under the Code or Income Tax Regulations.

9. If the annuitant dies prior to the date that income payments irrevocably commence (except for acceleration) under this contract, the entire interest (contribution) paid less any previous income payments and distributions under the contract will be paid in a lump sum as a death benefit to the designated beneficiary upon proof of the owner's death. In all cases payment must be made by the end of the fifth year following the year of death. If the payee is the annuitant's surviving spouse, the payee may instead elect to continue the contract as his or her own IRA.

10. The company shall furnish annual calendar year reports concerning the status of the annuity contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

11.      In order to continue to qualify this annuity contract as an IRA under section 408(b) and to comply with Federal income tax rules, we have the right to interpret its provisions in accordance with the Code, including without limitation section 408(b), section 401(a)(9) and the regulations there under. We may amend this Contract to reflect changes in the tax law. We will notify you []of any such amendments and, when required by law, we will obtain the approval of the appropriate regulatory authority.

If the Plan under which this contract is issued fails to meet the requirements of section 408(b), at any time, then upon such notice to us notwithstanding anything in the contract to the contrary,

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the following rules shall apply:

In order to comply with section 72(s) of the Code and to constitute a variable contract within the meaning of section 817(d) of the Code, we reserve the right to limit the frequency, number and types of transfers permitted; as well as the number or types of funding options permitted to maintain the above tax treatment. Payments of any remaining interest after the death of the owner (or after the death of any annuitant, where the owner is not an individual) must continue to be made at least as rapidly as under the method being used at the time of the death.

Notwithstanding anything in the contract to the contrary, however, if the death referred to above occurs prior to the annuity starting date, (as defined under paragraph (b) of section 1.72-4 of the Income Tax Regulations), any remaining interest in the contract or any death benefit (after we are furnished with satisfactory proof of death) must be paid

(a)      in a lump sum within five years after the date of the death, or

(b) over the lifetime of the payee or over a period no longer than the payee's life expectancy with payments beginning within a year after the date of death.

If the payee to whom the death benefit is payable is the owner's spouse (or the annuitant's spouse, where the owner is not an individual), such spouse may instead continue the contract as owner.

         /s/ Gwenn L. Carr                /s/ Robert H. Benmosche
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         Gwenn L. Carr                    Robert H. Benmosche
         Vice-President & Secretary       Chairman of the Board,
                                          President and Chief Executive Officer